Contact: Leland S. Steele, Marketing Director	FOR RELEASE
(304) 525-1600, ext. 247	MONDAY, MARCH 7, 2016
E-mail: leland.steele@premierbankinc.com

FIRST NATIONAL BANK NOW PART OF THE PREMIER BANK FAMILY

Huntington, WV (March 7, 2016)  The six branches of First National Bank officially reopen today as Premier Bank.   The name change is a result of the recent acquisition of First National Bankshares Corporation by Premier Financial Bancorp, Inc. (NASDAQ/GMS-PFBI).

Premier Bank President and CEO Mark Bias said, “We’re excited about welcoming First National Bank employees and customers into the Premier Bank family.  First National Bank has a long, successful history of service to the Greenbrier Valley and Alleghany Highlands regions and we look forward to building on that in the future.”  First National Bank President Matt Burns commented, “This represents the combining of two well-respected banks that share a deep commitment to our local communities and common core values.”

Premier Bank offers a wide array of modern financial services such as mobile banking, electronic bank statements, checking accounts with credit monitoring service and surcharge free ATM usage at all West Virginia and Virginia Rite Aid Pharmacy locations.  Commercial customers will also benefit from Premier’s larger lending limits and cash management services.

Premier Bank is a $743 million (as of December 31, 2015) West Virginia chartered bank with 25 locations in West Virginia, 3 locations in Washington, DC, one office in Maryland and 2 locations in Virginia. With the addition of the four West Virginia and two Virginia locations of First National Bank, Premier Bank will become a $980 million bank franchise.  Premier Bank is a wholly-owned subsidiary of Premier Financial Bancorp, Inc. (NASDAQ/GMS: PFBI), a $1.5 billion dollar, Huntington, WV-based bank holding company.

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